Exhibit 10.1

Chicago Bridge & Iron Company
Agreement and Acknowledgment of 20XX Restricted Stock Unit Award

«Name»

This Agreement and Acknowledgment (the “Agreement”) between you and the Committee (the “Committee”) for the 2008 Long-Term Incentive Plan (the “Plan”) maintained by a subsidiary of Chicago Bridge & Iron Company N.V., a Netherlands corporation (the “Company”), states the terms of and your rights concerning the Restricted Stock Units (“Units”) hereby awarded to you pursuant to the Plan.
This Agreement is subject to the terms of the attached Plan (which is incorporated in this Agreement by this reference) which describes your rights and the conditions and limitations affecting those rights. Together, the Plan and this Agreement state all of the rights and obligations of the parties concerning this Restricted Stock Unit Award. Unless defined otherwise, all capitalized terms used in this Agreement shall have the same meaning as used in the Plan.
The award represented by this Agreement is not valid unless you sign and return the Agreement and Acknowledgement on the last page.
A.    Overview of Your Restricted Stock Units
1.    Number of Restricted Stock Units Granted:         «RSU»
2.    Date of Grant:        <<Date of Grant>>
3.    Date(s) of Lapse of Period of Restrictions:
Date                    Percentage of Award Vesting
<<Vesting Date(s)>>     <<Percentage Vesting on Such Date(s)>>

B.    Other Terms and Conditions
1.    Form of Award.

This is an award of Restricted Stock Units, with each Unit being a bookkeeping unit representing your right to be issued and to receive a common share (“Share”) of Chicago Bridge & Iron Company N.V. upon the lapse of risks of forfeiture and restrictions on each Unit during the Period of Restrictions specified in Section A above.

2.    Termination of Employment.

If your employment with the Company or any of its Subsidiaries or affiliated companies terminates during the Period of Restrictions, your Restricted Stock Units which are not then vested shall be forfeited as of the date of your termination of employment. Notwithstanding the foregoing, if that termination of employment is a result of death, Retirement (as defined below), Disability or dismissal for the convenience of the Company (other than involuntary termination of employment for willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee) during the Period of Restrictions, such Restricted Stock Units shall vest and become nonforfeitable and the Period of Restrictions shall terminate.

1 <<Date>> RSU Agreement-LTIP

For purposes of this Agreement, “Retirement” shall mean a termination of employment that is a “Retirement” as defined in the Plan for Awards granted on or after February 19, 2015, but only if such a termination of employment also is (i) not the result of, or undertaken to avoid, an involuntary termination of employment for willful misconduct or gross negligence, as may be determined at the sole discretion of the Committee, (ii) not to enable your taking employment with a company engaged in (A) offering licensed process technologies, catalysts, specialized equipment or engineered products for use in petrochemical facilities, oil refineries and/or gas processing plants, (B) providing engineering, procurement, fabrication, construction or maintenance services for energy infrastructure facilities, (C) providing piping, storage tanks or vessels for the oil and gas, water and wastewater, mining or power generation industries, (D) providing design-build infrastructure projects for federal, state or local governments, (E) providing design-build services for marine or transportation projects, (F) providing environmental services including remediation and restoration of contaminated sites, emergency response or disaster recovery for government and/or private sector clients, or (G) any business activity engaged in by the Company or its subsidiaries or affiliates during the Period of Restrictions; unless such employment has the prior written approval of the Committee, and (iii) upon advance written notice to the Committee and agreement on such terms and conditions which the Committee in its sole discretion deems appropriate to achieve a smooth transition of duties.

3.    Dividends and Voting.

If during the Period of Restrictions prior to a Vesting Date or forfeiture of Restricted Stock Units, the Company pays a dividend or distribution, whether paid in cash, equity securities in the Company, rights to acquire equity securities in the Company or any other property with respect to outstanding Shares (including, but not limited to, a share dividend to effect a stock split), then:

(a)with respect to share dividends or distributions to effect a stock split you will be credited with additional Restricted Stock Units equal to the product of (i) the Restricted Stock Units awarded hereby that have not been exchanged or settled by the Company for Shares, or forfeited, and (ii) the fair market value of the aggregate share dividend or distribution that would have been distributed with respect to the number of Shares issuable under the Restricted Stock Units awarded hereby that have not been exchanged, settled or forfeited, as determined by the Committee in its sole discretion, divided by (iii) the Fair Market Value of a Share on the date of such dividend or distribution. Each additional Restricted Stock Unit awarded under this Section will be subject to the same restrictions and terms and conditions of the Plan and this Agreement as the Restricted Stock Units with respect to which they were credited and will be exchanged or settled for cash or Shares, as determined by the Committee in its sole discretion, at the same time and on the same basis as such Restricted Stock Units; and

(b)    with respect to any other form of dividend or distribution you will be credited in an amount equivalent to the fair market value of such dividend or distribution paid with respect to Shares represented by the Restricted Stock Units which have been awarded to you and which have not been forfeited, which fair market value shall be determined by the Committee in its sole discretion. The Company will make a cash payment to you, in the form of compensation, in an amount equal to the total of such credits at the same time and on the same basis as such Restricted Stock Units.

You may not direct the voting of the Shares represented by the Restricted Stock Units during the Period of Restrictions until the Shares have been issued and you are informed that voting rights have been passed through to you.

2 <<Date>> RSU Agreement-LTIP

4.    Interpretation.

The Committee shall have the right to interpret the terms of this Agreement.

5.    Unit Restrictions.

The Restricted Stock Units awarded under this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily, by operation of law or otherwise, until the applicable Date(s) of Lapse of Period of Restrictions. If any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Restricted Stock Units shall be made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Restricted Stock Units, before the applicable Date(s) of Lapse of Period of Restrictions, all Units not previously vested shall be forfeited as of the date of such pledge, transfer, disposition, attachment, execution, garnishment or lien.

The Shares issued in respect of Restricted Stock Units granted under this Agreement shall be freely transferable by you on the applicable Date(s) of Lapse of Period of Restrictions specified above. The Company will deliver to you (or if you have died, to your Beneficiary), in book entry form the Shares issued in respect of Units which have not been forfeited as soon as practicable after the Date(s) of Lapse of Period of Restrictions specified above.

6.    Change of Control Vesting Not Applicable.

Article 13 of the Plan (“Change of Control”) shall not apply to this Award unless the Award would otherwise terminate in the Change of Control. Accordingly, the restriction period and restrictions on this Restricted Stock Unit Award shall not lapse by reason of any event that is a Change of Control that does not otherwise terminate the Award.

If you have a separate agreement with the Company providing for the treatment of your Restricted Stock Units upon a Change of Control, that agreement will govern to the extent that treatment is more favorable to you than the provisions of this Section.

7.    Limitations of Other Law.

The Restricted Stock Units under this Agreement are intended either to be exempt from the restrictions of Section 409A of the Code as short term deferrals or to comply with those restrictions by providing for payment at a specified time or on a fixed schedule.

Nothwithstanding any provision of this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409(A) of the Code (“Section 409(A)”) as of the date of your termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409(A), then any amounts or benefits which are payable under this Award upon your “separation from service” within the meaning of Section 409(A) which (i) are subject to the provisions of Section 409(A); (ii) are not otherwise excluded under Section 409(A); and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following your separation from service or (2) the date of your death.

In the event that applicable law of any jurisdiction may, as determined in the sole discretion of the Committee, limit, impede, restrict or prohibit any issuance of Restricted Stock Units

3 <<Date>> RSU Agreement-LTIP

pursuant to the Plan or this Agreement or any of their terms, then this Agreement shall, in the sole discretion of the Committee, be amended to the extent necessary, or rescinded, to comply with any such law.
Committee for the
2008 Long-Term Incentive Plan

Please acknowledge your designation by the Committee to participate in the Plan and this Agreement, and your agreement to abide by the provisions of the Plan as amended and this Agreement, by signing below and returning a copy of the entire agreement including this page to the attention of ________, Corporate Human Resources by ____________.

Agreement and Acknowledgment
By signing a copy of this Agreement and returning it to Corporate Human Resources, I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions which may limit my eligibility to receive and to vest in Restricted Stock. Without limiting the generality of the preceding sentence, I understand that my right to acquire Shares in respect of my Restricted Stock Units is conditioned upon my continued employment with Chicago Bridge & Iron Company or its eligible Subsidiaries or Affiliates through the end of the applicable Period of Restrictions as set forth above in this Agreement and the Plan.

«Name» - Participant

Date:

4 <<Date>> RSU Agreement-LTIP